                Statements of Ratio of Earnings to Fixed Charges
                                 ($ in millions)

                                                           Twelve Months                          Twelve Months
                                                          Ended March 31,                       Ended December 31,
                                                        ------------------    ---------------------------------------------------
                                                          1999       1998       1998       1997       1996       1995       1994
                                                        -------    -------    -------    -------    -------    -------    -------

Consolidated Income (Loss) from Continuing Operations
 before Income Taxes                                      421.8      376.6      401.0      392.2      337.5     (643.0)     392.2

Adjustments:
  Interest during construction                             (2.5)      (2.6)      (2.1)      (3.0)      (1.1)     (20.2)        --
  Distributed (Undistributed) equity income                (2.4)       3.8       (0.4)       3.6        1.5       (7.9)      (0.9)
  Fixed charges *                                         172.2      183.1      173.1      182.0      184.6    1,061.3       33.7
                                                        -------    -------    -------    -------    -------    -------    -------
    Earnings Available                                    589.1      560.9      571.6      574.8      522.5      390.2      425.0
                                                        -------    -------    -------    -------    -------    -------    -------

Fixed Charges:
  Interest on long-term and short-term debt               143.7      146.4      145.4      145.6      150.8      987.2        0.7
  Other interest                                           11.2       15.8        9.6       15.4       13.5       53.6       14.1
  Portion of rentals representing interest                 17.3       20.9       18.1       21.0       20.3       20.5       18.9
                                                        -------    -------    -------    -------    -------    -------    -------
Total Fixed Charges **, ***                               172.2      183.1      173.1      182.0      184.6    1,061.3       33.7
                                                        -------    -------    -------    -------    -------    -------    -------

Ratio of Earnings to Fixed Charges                         3.42       3.06       3.30       3.16       2.83    N/A (a)      12.61
                                                        =======    =======    =======    =======    =======    =======    =======


(a) To achieve a one-to-one coverage, the Corporation would need an additional $671.1 million of earnings for the twelve months ended December 31, 1995.

* Amounts for the twelve months December 31, 1994 through December 31, 1996 have been restated to conform to 1999 presentation.

** This amount excludes approximately $230 million of interest expense not recorded for the twelve months ended December 31, 1994. This amount includes interest expense of $982.9 million including the write-off of unamortized discounts on debentures recorded in 1995.

*** This amount excludes $8.6 million of interest expense not recorded with respect to the registrant's guarantee of LESOP Trust's debentures for the twelve months ended December 31, 1994.




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